Exhibit 99.1

SHIFT TECHNOLOGIES, INC.

Employment INDUCEMENT PLAN

1. Purpose

The purpose of the Plan is to provide a means through which the Company and its Affiliates may make Grants to provide a material inducement for certain individuals to enter into employment with the Company and its Affiliates. Each Grant under the Plan is intended to qualify as an “employment inducement grant” in accordance with Nasdaq Listing Rule 5635(c)(4).

2. Definitions

Whenever used in this Plan, the following terms will have the respective meanings set forth below:

(a) “Administrator” means the Committee, or, if determined by the Board, such other committee of the Board comprised of at least two members, each of whom must be an Independent Director.

(b) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract, or otherwise.

(c) “Board” means the Company’s Board of Directors as constituted from time to time.

(d) “Change of Control” has the meaning set forth in the Shift Technologies, Inc. 2020 Omnibus Equity Compensation Plan.

The Committee may modify the definition of Change of Control for a particular Grant as the Committee deems appropriate to comply with section 409A of the Code or otherwise. Notwithstanding the foregoing, if a Grant constitutes deferred compensation subject to section 409A of the Code and the Grant provides for payment upon a Change of Control, then, for purposes of such payment provisions, no Change of Control shall be deemed to have occurred upon an event described in such definition unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under section 409A of the Code.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(f) “Company” means Shift Technologies, Inc., a Delaware corporation.

(g) “Committee” means the Leadership Development, Compensation and Governance Committee of the Board.

(h) “Date of Grant” means the date a Grant is effective; provided, however, that no retroactive Grants will be made.

(i) “Dividend Equivalent” means an amount determined by multiplying the number of shares of Stock, Performance Shares or Stock Units subject to a Grant by the per-share cash dividend, or the per-share fair market value (as determined by the Administrator) of any dividend in consideration other than cash, paid by the Company on its Stock on a dividend payment date.

(j) “Effective Date” of the Plan means April 25, 2022.

(k) “Eligible Person” means any individual to whom the Company may issue Grants without approval of the Company’s stockholders in accordance with Nasdaq Listing Rule 5635(c)(4) (or any successor rule thereto).

(l) “Employer” shall mean the Company and any Parent or Subsidiary of the Company.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Fair Market Value” of Stock is (i) if the Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (A) if the principal trading market for the Stock is a national securities exchange, the last reported sale price during regular trading hours on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, or (B) if the Stock is not principally traded on such exchange or market, the mean between the last reported “bid” and “asked” prices of Stock on the relevant date, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Administrator determines, or (ii) if the Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per share shall be as determined by the Administrator.

(o) “Grant” means a Non-Qualified Stock Option, SAR, Stock Unit, Performance Share, Stock Award, Dividend Equivalent or Other Stock-Based Award granted under the Plan.

(p) “Grant Instrument” means the written agreement (including all amendments thereto) that sets forth the terms, conditions, restrictions and/or limitations applicable to a Grant, in addition to those set forth under the Plan.

(q) “Independent Director” means a member of the Board who is (i) a “non-employee director” within the meaning of Rule 16b-3(b)(3) of the Exchange Act, or any successor rule, and (ii) who qualifies as “independent” within the meaning of Nasdaq Listing Rule 5605(a)(2), or any successor rule, if the Company’s securities are traded on the Nasdaq Stock Market, and/or the applicable requirements of any other established stock exchange on which the Company’s securities are traded, as applicable, as such rules and requirements may be amended from time to time.

(r) “Listing Rule” means the Listing Rules of The Nasdaq Stock Market LLC. Reference to any Listing Rule will include the terms and conditions of the Listing Rule and any applicable Interpretive Material and other guidance issued under the Listing Rule.

(s) “Non-Qualified Stock Option” means a stock option that is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

(t) “Option Price” means an amount per share of Stock purchasable under a Non-Qualified Stock Option, as designated by the Administrator.

(u) “Other Stock-Based Award” means any Grant based on, measured by or payable in Stock (other than Grants described in Sections 7, 8, 9, 10, 11 and 12), as described in Section 13.

(v) “Parent” means a “parent corporation,” as defined in section 424(e) of the Code, of the Company.

(w) “Performance Shares” means an award of phantom shares, representing one or more shares of Stock, as described in Section 10.

(x) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, or unincorporated association, and any fiduciary acting in such capacity on behalf of any of the foregoing.

(y) “Plan” means this Shift Technologies, Inc. Employment Inducement Plan, as in effect from time to time.

(z) “Stock” means the common stock, par value $0.0001 per share, of the Company or such other securities of the Company as may be substituted for Stock pursuant to Sections 5(d) or 18.

(aa) “SAR” means an award of a stock appreciation right, as described in Section 8.

(bb) “Stock Award” means an award of Stock, as described in Section 11.

(cc) “Stock Unit” means an award of a phantom unit, representing one or more shares of Stock, as described in Section 9.

(dd) “Subsidiary” means any entity in which the Company has a greater than 50% ownership interest.

(ee) “Successor Person” means the personal representative or other person entitled to succeed to the rights of the Eligible Person in accordance with Section 17.

3. Administration

(a) The Plan shall be administered by the Administrator. In order to comply with the exemption from the stockholder approval requirements for “employment inducement grants” set forth in Nasdaq Listing Rule 5635(c)(4) (or any successor rule), all Grants made under the Plan must be approved by the independent compensation committee of the Board or a majority of the Independent Directors. Subject to the express provisions of the Plan, Rule 16b-3 of the Exchange Act and other applicable laws, the Administrator shall have the sole authority to (i) determine the Eligible Persons to whom Grants shall be made under the Plan, (ii) determine the type, size and terms of the Grants to be made to each Eligible Person, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued Grant, subject to the provisions of Section 20, (v) adopt guidelines separate from the Plan that set forth the specific terms and conditions for Grants under the Plan, and (vi) deal with any other matters arising under the Plan.

(b) The Administrator shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Administrator’s interpretations of the Plan and all determinations made by the Administrator pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Administrator shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

(c) The Administrator, in its discretion, may delegate any or all of its powers and duties under the Plan to one or more officers of the Company, including the power to perform administrative functions under the Plan; provided, however, that such delegation does not (i) violate state or corporate law, (ii) result in the loss of an exemption under Rule 16b-3 of the Exchange Act for Grants made to Eligible Persons subject to Section 16 of the Exchange Act in respect of the Company or (iii) result in any Grant failing to comply with the exemption from the stockholder approval requirements for “employment inducement grants” set forth in Nasdaq Listing Rule 5635(c)(4) (or any successor rule). The Administrator may revoke or amend the terms of a delegation at any time, but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan and the Administrator’s prior delegation. Any delegation by the Administrator pursuant to this section shall be subject to such conditions and limitations as may be determined by the Administrator and shall be subject to and limited by applicable law or regulation, including without limitation the rules and regulations of the Nasdaq Stock Market or such other securities exchange on which the Stock is then listed.

4. Grants

(a) General. Grants under the Plan may consist of Non-Qualified Stock Options, SARs, Stock Units, Performance Shares, Stock Awards, Dividend Equivalents and Other Stock-Based Awards. All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with the Plan as the Administrator deems appropriate and as are specified in writing by the Administrator in separate guidelines or to the individual in the Grant Instrument or an amendment to the guidelines or Grant Instrument. The Administrator shall approve the form and provisions of each Grant Instrument. All Grants shall be made conditional upon the Eligible Person’s acknowledgment, in writing or by acceptance of the Grant, that all decisions and determinations of the Administrator shall be final and binding on the Eligible Person, his or her beneficiaries, and any other person having or claiming an interest under such Grant. Grants under a particular section of the Plan need not be uniform as among the Eligible Persons.

(b) Correction of Errors. Notwithstanding anything in any Grant Instrument to the contrary, the Administrator may amend a Grant, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of correcting errors occurring in connection with the grant or documentation of a Grant, including rescinding a Grant erroneously granted, including, but not limited to, a Grant erroneously granted to an individual who is not eligible for a Grant as of the Date of Grant. By accepting a Grant under this Plan, an Eligible Person agrees to any amendment made pursuant to this Section 4(b) to any Grant made under the Plan without further consideration or action.

5. Shares of Stock Subject to the Plan

(a) Shares Authorized. The total aggregate number of shares of Stock that may be issued or transferred under the Plan is 660,000. The shares may be authorized but unissued shares of Stock or reacquired shares of Stock, including shares purchased by the Company on the open market for purposes of the Plan. Grants paid in cash shall not count against the foregoing share limits.

(b) Share Counting. For administrative purposes, when the Administrator makes a Grant payable in Stock, the Administrator shall reserve shares of Stock equal to the maximum number of shares of Stock that may be payable under the Grant. If and to the extent Non-Qualified Stock Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised or if any Stock Awards, Stock Units, Performance Shares, Dividend Equivalents or Other Stock-Based Awards are forfeited or terminated, or otherwise are not paid in full, the shares subject to such Grants which have not been issued shall again be available for purposes of the Plan. Shares of Stock withheld in payment of the Option Price of a Non-Qualified Stock Option or withheld for purposes of satisfying the Employer’s minimum tax withholding obligations with respect to Grants under the Plan shall not be available for re-issuance or transfer under the Plan. Upon the exercise of a Non-Qualified Stock Option through the withholding of shares or upon the exercise of a SAR, then both for purposes of calculating the number of shares of Stock remaining available for issuance under the Plan and the number of shares of Stock remaining available for exercise under the Non-Qualified Stock Option or SAR, the number of such shares shall be reduced by the gross number of shares for which the Non-Qualified Stock Option or SAR is exercised. To the extent that any Grants are paid in cash and not shares of Stock, such Grants shall not count against the share limits in subsection (a) above. For the avoidance of doubt, if shares of Stock are repurchased on the open market with the proceeds of the exercise price of Non-Qualified Stock Options, such shares may not again be made available for issuance under the Plan.

(c) Individual Limits. All Grants under the Plan, other than Dividend Equivalents, shall be expressed in shares of Stock. The maximum aggregate number of shares of Stock with respect to which all Grants, other than Dividend Equivalents, may be made under the Plan to any individual during any calendar year shall be 660,000 shares of Stock, subject to adjustment as described below. An Eligible Person may not accrue cash-based Dividend Equivalents during any calendar year in excess of $1,000,000. The individual limits described in this subsection (c) shall apply without regard to whether the Grants are to be paid in Stock or in cash. All cash payments (other than Dividend Equivalents) shall equal the Fair Market Value of the shares of Stock to which the cash payment relates.

(d) Adjustments. If there is any change in the number or kind of shares of Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend, distribution, or partial liquidation, the number of shares of Stock available for issuance under the Plan, the maximum number of shares of Stock for which any individual may receive pursuant to Grants in any year, the number of shares covered by outstanding Grants, the kind of shares to be issued or transferred under the Plan, performance goals or other applicable metrics or hurdles, Option Prices, base amounts of SARs, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Administrator, in such manner as the Administrator deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control of the Company, the provisions of Section 18 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A or 424 of the Code, to the extent applicable. Any adjustments determined by the Administrator shall be final, binding and conclusive.

6. Participation in the Plan

The Administrator shall select the Eligible Persons who may receive Grants under the Plan and shall determine the number of shares of Company Stock subject to a particular Grant in such manner as the Administrator determines. Further, the Administrator may in its discretion adopt procedures from time to time to ensure that an Eligible Person is eligible to participate in the Plan prior to receipt of any Grant to such individual under the Plan (including without limitation a requirement that each such Eligible Person certify to the Company prior to the receipt of a Grant under the Plan that he or she has not been previously employed by the Company or any Parent or Subsidiary of the Company, or if previously employed, has had a bona fide period of non-employment, and that the Grant under the Plan is an inducement material to his or her agreement to enter into employment with the Company or any Parent or Subsidiary of the Company). Non-Qualified Stock Options and SARs may be granted only to persons who perform direct services to the Company on the date of grant, as determined under section 409A of the Code.

7. Options

(a) General Requirements. The Administrator may grant Non-Qualified Stock Options to an Eligible Person upon such terms and conditions as the Administrator deems appropriate under this Section 7.

(b) Number of Shares. The Administrator shall determine the number of shares of Stock that will be subject to each Grant of Non-Qualified Stock Options to Eligible Persons.

(c) Option Price. The Option Price shall be determined by the Administrator and may be equal to or greater than the Fair Market Value of the shares of Stock subject to the Grant on the Date of Grant. Notwithstanding the foregoing, if the Administrator selects a Date of Grant in the future for a Non-Qualified Stock Option, the Option Price may be the average selling price during a period not to exceed 30 days prior to such Date of Grant in accordance with Treas. Reg. Section 1.409A-1(b)(5)(iv)(A).

(d) Option Term. The Administrator shall determine the term of each Non-Qualified Stock Option. The term of a Non-Qualified Stock Option shall not exceed ten years from the Date of Grant.

(e) Exercisability of Options. Non-Qualified Stock Options shall become exercisable in accordance with such terms and conditions as may be determined by the Administrator and specified in the Grant Instrument. The Administrator may accelerate the exercisability of any or all outstanding Non-Qualified Stock Options at any time for any reason.

(f) Termination of Employment. Except as provided in the Grant Instrument, a Non-Qualified Stock Option may only be exercised while the Eligible Person is employed by the Company, an Affiliate or another entity as designated in the Grant Instrument. The Administrator shall specify in the Grant Instrument under what circumstances and during what time periods an Eligible Person may exercise a Non-Qualified Stock Option after termination of employment.

(g) Exercise of Options. An Eligible Person may exercise a Non-Qualified Stock Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company or its designated agent. The Eligible Person shall pay the Option Price and any withholding taxes for the Non-Qualified Stock Option (i) in cash or by certified check, (ii) with the approval of the Administrator, by withholding shares of Stock subject to the Non-Qualified Stock Option, by delivering shares of Stock owned by the Eligible Person or by attestation (on a form prescribed by the Administrator) to ownership of shares of Stock (in each case, such shares of Stock shall have an aggregate Fair Market Value on the date of exercise equal to the Option Price), (iii) in cash, on the T+2 settlement date that occurs after the exercise date specified in the notice of exercise, provided that the Eligible Person exercises the Non-Qualified Stock Option through an irrevocable agreement with a registered broker and the payment is made in accordance with procedures permitted by Regulation T of the Federal Reserve Board and such procedures do not violate applicable law, or (iv) by such other method as the Administrator may approve, to the extent permitted by applicable law. Shares of Stock used to exercise a Non-Qualified Stock Option shall have been held by the Eligible Person for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Non-Qualified Stock Option. Payment for the shares pursuant to the Non-Qualified Stock Option, and any required withholding taxes, must be received by the time specified by the Administrator depending on the type of payment being made.

8. SARs

(a) General Requirements. The Administrator may grant SARs to any Eligible Person, upon such terms and conditions as the Administrator deems appropriate under this Section 8. Each SAR shall represent the right of the Eligible Person to receive, upon settlement of the SAR, shares of Stock or cash equal to the amount by which the Fair Market Value of a share of Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described below in Section 8(c).

(b) Terms of SARs. The Administrator shall determine the terms and conditions of SARs and may grant SARs separately from or in tandem with any Non-Qualified Stock Option (for all or a portion of the applicable Non-Qualified Stock Option). Tandem SARs may be granted either at the time the Non-Qualified Stock Option is granted or any time thereafter while the Option remains outstanding. The Administrator will determine the number of SARs to be granted, the base amount, the vesting and other restrictions applicable to SARs and the period during which SARs will remain exercisable. The term of SARs shall not exceed ten years from the Date of Grant.

(c) Base Amount. The Administrator shall establish the base amount of the SAR at the time the SAR is granted. The base amount shall not be less than the Fair Market Value of the shares of Stock subject to the Grant on the Date of Grant. Notwithstanding the foregoing, if the Administrator selects a SARs Date of Grant that is in the future, the base amount may be the average selling price during a period not to exceed 30 days prior to such Date of Grant in accordance with Treas. Reg. Section 1.409A-1(b)(5)(iv)(A).

(d) Payment With Respect to SARs. The Administrator shall determine whether the appreciation in an SAR shall be paid in the form of cash, in Stock, or in a combination of the two, in such proportion as the Administrator deems appropriate. For purposes of calculating the number of shares of Stock to be received, Stock shall be valued at its Fair Market Value on the date of exercise of the SAR. If shares of Stock are to be received upon exercise of an SAR, cash shall be delivered in lieu of any fractional share.

(e) Requirement of Employment. The Administrator shall determine in the Grant Instrument under what circumstances an Eligible Person may retain SARs after termination of the Eligible Person’s employment, and the circumstances under which SARs may be forfeited.

9. Stock Units

(a) General Requirements. The Administrator may grant Stock Units to an Eligible Person, upon such terms and conditions as the Administrator deems appropriate under this Section 9. Each Stock Unit shall represent the right of the Eligible Person to receive a share of Stock or an amount based on the value of a share of Stock. All Stock Units shall be credited to accounts on the Company’s records for purposes of the Plan.

(b) Terms of Stock Units. The Administrator may grant Stock Units that are payable if specified performance goals or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified period, or payment may be deferred to a date authorized by the Administrator. The Administrator shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

(c) Payment With Respect to Stock Units. Payment with respect to Stock Units shall be made in cash, in Stock, or in a combination of the two, as determined by the Administrator. The Grant Instrument shall specify the maximum number of shares that shall be paid under the Stock Units.

(d) Requirement of Employment. The Administrator shall determine in the Grant Instrument under what circumstances an Eligible Person may retain Stock Units after termination of the Eligible Person’s employment, and the circumstances under which Stock Units may be forfeited.

10. Performance Shares

(a) General Requirements. The Administrator may grant Performance Shares to an Eligible Person, upon such terms and conditions as the Administrator deems appropriate under this Section 10. Each Performance Share shall represent the right of the Eligible Person to receive a share of Stock or an amount based on the value of a share of Stock, if specified performance goals are met. All Performance Shares shall be credited to accounts on the Company’s records for purposes of the Plan.

(b) Terms of Performance Shares. The Administrator shall establish the performance goals and other conditions for payment of Performance Shares. Performance Shares may be paid at the end of a specified performance or other period, or payment may be deferred to a date authorized by the Administrator. The Administrator shall determine the number of Performance Shares to be granted and the requirements applicable to such Performance Shares.

(c) Payment With Respect to Performance Shares. Payment with respect to Performance Shares shall be made in cash, in Stock, or in a combination of the two, as determined by the Administrator. The Administrator may establish in the Grant Instrument a target amount to be paid under a Performance Share based on achievement of the performance goals.

(d) Requirement of Employment. The Administrator shall determine in the Grant Instrument under what circumstances an Eligible Person may retain Performance Shares after termination of the Eligible Person’s employment, and the circumstances under which Performance Shares may be forfeited.

11. Stock Awards

(a) General Requirements. The Administrator may issue or transfer shares of Stock to an Eligible Person under a Stock Award, upon such terms and conditions as the Administrator deems appropriate under this Section 11. Shares of Stock issued or transferred pursuant to Stock Awards may be issued or transferred for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Administrator. The Administrator may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Administrator deems appropriate, including restrictions based upon the achievement of specific performance goals.

(b) Number of Shares. The Administrator shall determine the number of shares of Stock to be issued or transferred pursuant to a Stock Award and any restrictions applicable to such shares.

(c) Requirement of Employment. The Administrator shall determine in the Grant Instrument under what circumstances an Eligible Person may retain Stock Awards after termination of the Eligible Person’s employment, and the circumstances under which Stock Awards may be forfeited.

(d) Restrictions on Transfer. While Stock Awards are subject to restrictions, an Eligible Person may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except upon death as described in Section 17. Each certificate, or electronic book entry equivalent, for a share of a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Grant. The Eligible Person shall be entitled to have the legend removed when all restrictions on such shares have lapsed. The Administrator may retain possession of any stock certificates for Stock Awards until all restrictions on such shares have lapsed.

(e) Right to Vote and to Receive Dividends. The Administrator shall determine to what extent, and under what conditions, the Eligible Person shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares during the restriction period. The Administrator may determine that an Eligible Person’s entitlement to dividends or other distributions with respect to a Stock Award shall be subject to achievement of performance goals or other conditions.

12. Dividend Equivalents

(a) General Requirements. When the Administrator makes a Grant under the Plan, other than a Non-Qualified Stock Option or SAR, the Administrator may grant Dividend Equivalents in connection with such Grants, under such terms and conditions as the Administrator deems appropriate under this Section 12. Dividend Equivalents may be paid to Eligible Persons currently or may be deferred, as determined by the Administrator. All Dividend Equivalents that are not paid currently shall be credited to accounts on the Company’s records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation or may be converted to Stock Units for the Eligible Person, as determined by the Administrator. Unless otherwise specified in the Grant Instrument, deferred Dividend Equivalents will not accrue interest. The Administrator may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals. Dividend Equivalents may accrue on unearned performance awards but shall not be payable unless and until such performance metrics are met.

(b) Payment with Respect to Dividend Equivalents. Dividend Equivalents may be payable in cash or shares of Stock or in a combination of the two, as determined by the Administrator.

13. Other Stock-Based Awards

The Administrator may grant other awards that are cash-based or based on, measured by or payable in Stock to Eligible Persons, on such terms and conditions as the Administrator deems appropriate under this Section 13. Other Stock-Based Awards may be granted subject to achievement of performance goals or other conditions and may be payable in Stock or cash, or in a combination of the two, as determined by the Administrator in the Grant Instrument.

14. Performance-Vested Grants

(a) Designation as Performance-Vested Grants. Notwithstanding any other provision of the Plan, the Administrator may determine that Non-Qualified Stock Options, Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock Based Awards granted to an Eligible Person may contain vesting conditions based on the achievement of performance goals, as described in this Section 14. This provision is not exclusive and does not inhibit the granting of other awards under this Plan that may have performance goals as part of their terms and conditions.

(b) Performance Goals. When Non-Qualified Stock Options, Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock-Based Awards that have performance-based vesting conditions (“Performance-Vested Grants”) are granted, the Administrator shall establish (i) the performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Administrator deems appropriate and consistent with the Plan, including, in the Administrator’s discretion, any vesting conditions in addition to the performance-related goals.

(c) Criteria Used for Performance Goals. The Administrator may use performance goals based on one or more of the following criteria, but is not limited to these criteria: cash flow; free cash flow; earnings (including gross margin, earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation, earnings before interest, taxes, depreciation and amortization, adjusted earnings before interest, taxes, depreciation and amortization and net earnings); earnings per share; growth in earnings or earnings per share; book value growth; stock price; return on equity or average stockholder equity; total stockholder return or growth in total stockholder return either directly or in relation to a comparative group; return on capital; return on assets or net assets; revenue, growth in revenue or return on sales; sales; expense reduction or expense control; expense to revenue ratio; income, net income or adjusted net income; operating income, net operating income, adjusted operating income or net operating income after tax; operating profit or net operating profit; operating margin; gross profit margin; return on operating revenue or return on operating profit; regulatory filings; regulatory approvals, litigation and regulatory resolution goals; other operational, regulatory or departmental objectives; budget comparisons; growth in stockholder value relative to established indexes, or another peer group or peer group index; development and implementation of strategic plans and/or organizational restructuring goals; development and implementation of risk and crisis management programs; improvement in workforce diversity; compliance requirements and compliance relief; safety goals; productivity goals; workforce management and succession planning goals; economic value added (including typical adjustments consistently applied from generally accepted accounting principles required to determine economic value added performance measures); measures of customer satisfaction, employee satisfaction or staff development; development or marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Company’s revenue or profitability or enhance its customer base; merger and acquisitions; and other similar criteria as determined by the Committee. The performance goals may be established on an absolute or relative basis and may relate to the Eligible Person’s business unit or the performance of the Company, a Subsidiary, or the Company and its Subsidiaries as a whole, or any combination of the foregoing. Relative performance may be measured against a group of peer companies, a financial market index or other objective and quantifiable indices. Performance goals need not be uniform as among Eligible Persons.

(d) Performance Results. The Administrator shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the performance goals and the terms of each Grant Instrument.

(e) Death, Disability or Other Circumstances. The Administrator may provide in the Grant Instrument the extent to which Performance-Vested Grants shall be vested, held, continued and/or payable in the event of the Eligible Person’s death or disability, termination of employment, or a Change of Control.

15. Deferrals

The Administrator may permit or require an Eligible Person to defer receipt of the payment of cash or the delivery of shares of Stock that would otherwise be due to the Eligible Person in connection with any Grant. The Administrator shall establish rules and procedures for such deferrals. Any deferrals under the Plan shall be intended to comply with the requirements of section 409A of the Code, and any corresponding regulations and guidance.

16. Withholding of Taxes

(a) Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Employer may require that the Eligible Person or other person receiving or exercising Grants pay to the Employer the amount of any federal, state or local taxes that the Employer is required to withhold with respect to such Grants, or the Employer may deduct from other wages paid by the Employer the amount of any withholding taxes due with respect to such Grants.

(b) Election to Withhold Shares. If the Administrator so permits, an Eligible Person may elect to satisfy the Employer’s tax withholding obligation with respect to Grants paid in Stock by having shares withheld, at the time such Grants become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. In addition, with respect to any required tax withholding amount that exceeds the minimum applicable withholding tax rate, the Administrator may permit an Eligible Person to satisfy such tax withholding obligation with respect to such excess amount by providing that the Eligible Person may elect to deliver to the Company shares of Stock owned by the Eligible Person that have been held by the Eligible Person for the requisite period of time to avoid adverse accounting consequences to the Company. The elections described in this subsection (b) must be in a form and manner prescribed by the Administrator and may be subject to the prior approval of the Administrator.

17. Transferability of Grants

(a) In General. Except as provided in this Section 17, only the Eligible Person may exercise rights under a Grant during the Eligible Person’s lifetime. An Eligible Person may not transfer those rights except by will or by the laws of descent and distribution or, if permitted in any specific case by the Administrator, pursuant to a domestic relations order. When an Eligible Person dies, a Successor Person may exercise such rights in accordance with the terms of the Plan. A Successor Person must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Eligible Person’s will or under the applicable laws of descent and distribution.

(b) Transfer of Non-Qualified Stock Options. Notwithstanding the foregoing, the Administrator may provide in a Grant Instrument that an Eligible Person may transfer Non-Qualified Stock Options to family members of the Eligible Person, one or more trusts in which family members of the Eligible Person have more than 50% of the beneficial interest, foundations in which family members of the Eligible Person (or the Eligible Person) control the management of assets, or any other entity in which family members of the Eligible Person (or the Eligible Person) own more than 50% of the voting interests, consistent with applicable securities laws, according to such terms as the Administrator may determine; provided that the Eligible Person receives no consideration for the transfer of a Non-Qualified Stock Option and the transferred Non-Qualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to the Non-Qualified Stock Option immediately before the transfer.

18. Consequences of a Change of Control

(a) Assumption of Grants. Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Administrator determines otherwise, all outstanding Non-Qualified Stock Options and SARs that are not exercised shall be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding Grants shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

(b) Other Alternatives. Notwithstanding the foregoing and subject Section 21(b), in the event of a Change of Control, the Administrator may take any of the following actions with respect to any or all outstanding Grants: the Administrator may (i) determine that outstanding Non-Qualified Stock Options and SARs shall accelerate and become exercisable, in whole or in part, upon the Change of Control or upon such other event as the Administrator determines, (ii) determine that the restrictions and conditions on outstanding Stock Awards shall lapse, in whole or in part, upon the Change of Control or upon such other event as the Administrator determines, (iii) determine that Eligible Persons holding Stock Units, Performance Shares, Dividend Equivalents, and Other Stock-Based Awards shall receive a payment in settlement of such Stock Units, Performance Shares, Dividend Equivalents, and Other Stock-Based Awards in an amount determined by the Administrator, (iv) require that Eligible Persons surrender their outstanding Non-Qualified Stock Options and SARs in exchange for a payment by the Company, in cash or Stock, as determined by the Administrator, in an amount equal to the amount by which the then Fair Market Value of the shares of Stock subject to the Eligible Person’s unexercised Non-Qualified Stock Options and SARs exceeds the Option Price of the Non-Qualified Stock Options or the base amount of SARs, as applicable, and (v) after giving Eligible Persons an opportunity to exercise their outstanding Non-Qualified Stock Options and SARs, terminate any or all unexercised Non-Qualified Stock Options and SARs at such time as the Administrator deems appropriate. Such surrender, termination or settlement shall take place as of the date of the Change of Control or such other date as the Administrator may specify, including pursuant to an earn out or escrow, if applicable. Without limiting the foregoing, if the per share Fair Market Value of the Stock does not exceed the per share Non-Qualified Stock Option exercise price or SAR base amount, as applicable, the Company shall not be required to make any payment to the Eligible Person upon surrender of the Non-Qualified Stock Option or SAR. The Administrator shall have no obligation to take any of the foregoing actions, and, in the absence of any such actions, outstanding Grants shall continue in effect according to their terms (subject to any assumption pursuant to subsection (a)). Subject to Section 21(b), and any greater rights granted to Eligible Persons hereunder, in the event of a Change of Control, any outstanding Awards shall be treated as provided in the applicable agreement or plan of merger, consolidation or sale of assets.

(c) Administrator. The Administrator making the determinations under this Section 18 following a Change of Control must be comprised of the same members as those constituting the Administrator immediately before the Change of Control.

19. Requirements for Issuance of Shares

No shares of Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such Stock have been complied with to the satisfaction of the Administrator. The Administrator shall have the right to condition any Grant made to any Eligible Person hereunder on such Eligible Person’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Stock as the Administrator shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

20. Amendment and Termination of the Plan

(a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without approval of the stockholders of the Company if such approval is required in order to comply with the Code, applicable laws and stock exchange requirements, or as required by Section 21(b) below. No amendment or termination of this Plan shall, without the consent of the Eligible Person, impair any rights or obligations under any Grant previously made to the Eligible Person, unless such right has been reserved in the Plan or the Grant Instrument, or except as provided in Section 21(b) below.

(b) No Repricing Without Stockholder Approval. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spinoff, combination, or exchange of shares), the Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding Non-Qualified Stock Options or SARs to reduce the exercise price of such outstanding Non-Qualified Stock Options or base amount of such SARs, (ii) cancel outstanding Non-Qualified Stock Options or SARs in exchange for Non-Qualified Stock Options or SARs with an exercise price or base amount, as applicable, that is less than the exercise price or base amount of the original Non-Qualified Stock Options or SARs or (iii) cancel outstanding Non-Qualified Stock Options or SARs with an exercise price or base amount, as applicable, above the current stock price in exchange for cash or other securities.

(c) Plan Effective Date and Termination of Plan. The Plan was adopted by the Board to be effective on the Effective Date. The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless the Plan is terminated earlier by the Board. The termination of the Plan shall not impair the power and authority of the Administrator with respect to an outstanding Grant.

21. Miscellaneous

(a) Non-Exclusivity. The adoption of the Plan by the Board shall not be construed as affecting any other equity incentive or compensation plan adopted by the Company or any Affiliate (including the Shift Technologies, Inc. 2020 Omnibus Equity Compensation Plan), nor shall the adoption of the Plan by the Board be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award granted under the Plan. No Eligible Person, employee, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

(b) Compliance with Law.

(i)	The Plan, the exercise of Non-Qualified Stock Options or SARs and the obligations of the Company to issue or transfer shares of Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that the Plan and applicable Grants comply with any applicable provisions of section 409A of the Code. To the extent that any legal requirement of section 16 of the Exchange Act or section 409A of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 409A of the Code, that Plan provision shall cease to apply. The Administrator may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Administrator may also adopt rules regarding the withholding of taxes on payments to Eligible Persons. The Administrator may, in its sole discretion, agree to limit its authority under this Section.

(ii)	The Plan is intended to comply with the requirements of section 409A of the Code, to the extent applicable. Each Grant shall be construed and administered such that the Grant either (A) qualifies for an exemption from the requirements of section 409A of the Code or (B) satisfies the requirements of section 409A of the Code. If a Grant is subject to section 409A of the Code, (I) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (II) payments to be made upon a termination of employment shall only be made upon a “separation from service” under section 409A of the Code, (III) unless the Grant specifies otherwise, each installment payment shall be treated as a separate payment for purposes of section 409A of the Code, and (IV) in no event shall a Eligible Person, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with section 409A of the Code.

(iii)	Any Grant that is subject to section 409A of the Code and that is to be distributed to a Key Employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Grant shall be postponed for six months following the date of the Eligible Person’s separation from service, if required by section 409A of the Code. If a distribution is delayed pursuant to section 409A of the Code, the distribution shall be paid within 15 days after the end of the six-month period. If the Eligible Person dies during such six-month period, any postponed amounts shall be paid within 90 days of the Eligible Person’s death. The determination of “Key Employees,” including the number and identity of persons considered Key Employees and the identification date, shall be made by the Administrator or its delegate in accordance with section 416(i) of the Code and the “specified employee” requirements of section 409A of the Code.

(c) Enforceability. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(d) Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. Neither the Company nor any other Employer shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company or any other Employer and any Eligible Person or any other person. No Eligible Person or any other person shall under any circumstances acquire any property interest in any specific assets of the Company or any other Employer. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(e) Establishment of Subplans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Committee’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Eligible Persons within the affected jurisdiction and the Employer shall not be required to provide copies of any supplement to Eligible Persons in any jurisdiction that is not affected.

(f) Rights of Eligible Persons. Nothing in this Plan shall entitle any Eligible Person or other person to any claim or right to receive a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment of the Employer.

(g) No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Grant. The Administrator shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(h) Clawback Policies. All Grants under the Plan are subject to the applicable provisions of the Company’s clawback or recoupment policy approved by the Board, if any, as such policy may be in effect from time to time.

(i) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.